Exhibit 99.1

AMERICAN PATRIOT BANK NAMES JOHN D. BELEW CHIEF EXECUTIVE OFFICER

GREENEVILLE, Tenn., August 28, 2009 — American Patriot Bank today announced the appointment of John D. Belew as Chief Executive Officer of the Bank effective immediately. Prior to joining the Bank, Mr. Belew was most recently Senior Vice President with First American Bank in Birmingham, Alabama.

“We are very excited that Don is taking on our top leadership position,” stated William J. Smead, the Bank’s interim chief executive officer. “He brings outstanding capabilities and over 30 years of valuable experience in the banking industry, including having served as a bank examiner early in his career.”

“I am excited to join American Patriot Bank.” said Mr. Belew. “I look forward to providing leadership and direction for this terrific institution and am excited to start immediately tackling the challenges facing the Bank during this difficult economic climate.”

American Patriot Financial Group, Inc. is the parent company of American Patriot Bank.  It had consolidated total assets of approximately $132 million at June 30, 2009. American Patriot Bank offers a broad range of traditional banking services from its corporate headquarters in Greeneville, Tennessee and its three other branch offices.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about American Patriot Financial Group, Inc.’s plans and anticipated results of operations and financial condition. These statements relate primarily, but are not limited, to statements about management’s present plans and intentions to address the obligations we have assumed by entering into the cease-and-desist order, and our expectations of success in those endeavors. Additional forward-looking statements include plans and expectations about our strategy, growth, and deployment of resources, and expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans and expectations, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to increase our regulatory capital to required levels and to maintain those levels during the pendency of the regulatory order currently applicable to the Company; our ability to estimate accurately the potential for losses inherent in our loan portfolio; our sensitivity to local and regional economic and other factors that affect the collectability of our loans and the value of collateral underlying our secured loans; our ability to hire and retain qualified and experienced senior managers; and our ability to satisfy the terms and conditions of the regulatory order and to satisfy applicable banking laws and regulations. Information presented in this release is accurate as of the date of the release, and we cannot undertake to update our forward looking statements or the factors that may cause us to deviate from them, except as required by law.